Where Food Comes From, Inc. 8-K

Exhibit 99.2

WHERE FOOD COMES FROM, INC.

2016 Second Quarter Conference Call Script

Call date: Thursday, August 11, 2016

Call time: 10:00 a.m. Mountain Time

Good morning and welcome to our second quarter earnings call.

During the course of this call we will be making forward-looking statements based on current expectations, estimates and projections that are subject to risk. Statements about future revenue, expenses, profitability, cash, growth strategy, new customer wins, business opportunities, market acceptance of our products and services, and potential acquisitions are forward looking statements. Listeners should not place undue reliance on these statements as there are many factors that could cause actual results to differ materially from our forward-looking statements. We encourage you to review our publicly filed documents as well as our news releases and website for more information about the Company. It is the Company’s policy not to provide specific guidance with respect to future revenue and earnings expectations or new customer wins.

I will now turn the call over to John Saunders, chairman and chief executive officer.

John

Good morning everyone and thanks for joining us today.

At the risk of sounding like a broken record, Q2 was another good quarter for Where Food Comes From.

A quick recap of financial results:

  Q2 revenue grew 13% to $2.8 million dollars, up from $2.5 million last year. Six-month revenue was up 15% to $5.2 million from $4.6 million.
  Gross profit increased 10% in Q2 and 17% through six months on a year over year basis. Gross margin declined slightly to 47% from 48% in Q2 but increased to 48% from 47% for the six-month period.
  SG&A expense as a percent of revenue improved in both the second quarter and six-month period, reflecting our scalable model and our focus on maintaining a tight cost structure.
  Net income increased 18% to $170,000 in the second quarter and 29% to $257,000 in the six-month period.
  The second quarter was our ninth consecutive profitable quarter.
  Year to date we have generated nearly $766,000 in cash from operations.
  On our balance sheet, cash and cash equivalents were up 13% to $4.3 million from $3.8 million at year-end. Our current ratio is very healthy at nearly 5 to 1.
  Our revenue increases for both the three- and six-month periods are notable for a couple of reasons. Our IMI Global subsidiary continues to experience headwinds in the form of a stronger dollar that is negatively impacting demand from Europe for NHTC verified cattle. This, in turn, is resulting in some domestic producers scaling back on their NHTC audits conducted by Where Food Comes From, which of course has the effect of reducing our tag sales as well. In addition, lower domestic cattle prices are squeezing margins for producers, some of whom are responding by eliminating other verifications such as source and age, Natural and GAP. All these factors have combined to result in a relatively lackluster quarter for our IMI Global unit. But there are a couple of pieces of good news around this: One, cattle prices – like all commodity sectors – are cyclical in nature and will inevitably come back around. You don’t need to look any further than the long-term trends in worldwide beef consumption and the likelihood that China will be reopening its country to US beef imports to feel pretty good about our overall prospects for growing the IMI Global business long term. And just recently, Saudi Arabia just reopened to US beef after being closed since 2012. The reopening requires several verification requirements on beef cattle and we expect to win a lot of that business. This won’t be huge, but it’s another example of how fast moving the verification business is and how opportunities keep springing up.

  The other piece of good news is the performance of our Validus and ICS subsidiaries, which are really stepping up. Both Validus and ICS turned in record performances in the second quarter – with Validus meeting strong demand for pork and poultry verifications – and this in spite of lagging effects of the porcine epidemic diarrhea disease and avian flu – and ICS doing a great job keeping up with growing demand for non-GMO and organic verifications – and exploiting our competitive advantage of being able to bundle these and other solutions, which increases our sales and margins by giving producers a lower-cost, less intrusive alternative to using multiple vendors. So my congratulations to the Validus and ICS teams for continuing to grow their operations.
  On a related subject, we continue to look for ways to strengthen our current service offerings and to add to them with new, complementary offerings – either organically or through M&A. I can’t overstate how important it is for us to continue expanding the competitive advantage we enjoy by virtue of our solutions portfolio, which now numbers more than 30. Not only does it give us a big advantage on the new business development side, but as we saw in the second quarter, it reduces our reliance on any given market segment or verification solution, thereby reducing our vulnerability to the inevitable cyclicality of commodities prices and trends.
  A quick update on the McDonald’s pilot program for sustainable beef in Canada that we concluded early in the second quarter. As the exclusive third-party verification body for the pilot, we tracked 9,000 head of cattle raised in Canada – the equivalent of 2.4 million McDonald’s hamburgers – from birth to ensure that each participant along the supply chain was practicing sustainable practices as defined by the Global Roundtable for Sustainable Beef. In the process, the Where Food Comes From verification team conducted 183 on-site audits at cow/calf operations, dairies, feedlots, packers and other processing operations across all Canadian provinces. The pilot was McDonald’s initial step toward its goal of purchasing a portion of its beef from verified sustainable sources beginning in 2016. In June we joined with McDonald’s, Cargill, the World Wildlife Fund and other program participants in presenting results of the Pilot program to the Canadian Roundtable for Sustainable Beef (CRSB). The CRSB’s Verification Committee, which includes a representative from Where Food Comes From, will evaluate data gathered during the two and one-half year pilot program to determine the path forward for sustainable beef production guidelines and practices in Canada. Where all of this will lead is still unclear, but we are hopeful that the key role we played in the project – and the relationships we developed along the way and at the June gala – will lead to good things with both McDonald’s and the sustainability movement in general.
  Another recent highlight was our move into our new space here in Castle Rock on August 1. For those of you who have visited us here in our current space in the old bank building, you know that we were crammed in here pretty tight – in one case three people to one office – and there wasn’t much in the way of natural light or ambience. This is part of the lean and mean culture we adopted at the outset and we think it has served us well during our formative years when we have been focused on putting our infrastructure in place and trying to produce a profit at the same time. On the other hand, it wasn’t necessarily conducive to hosting customers, business partners, M&A prospects or investors -- or building employee morale for that matter -- so we think the timing of our move is perfect. Our new space is a couple blocks away. It’s a newly constructed, modern facility with a lot of open space and natural light and comprises 8,000 square feet versus our former 3,000 – so we have ample room for expansion as our business continues to grow and a beautiful venue to entertain representatives of our many constituencies. It’s not the Trump Tower, but it’s a very professional space that that is much more representative of where we are now as a business. From a cost standpoint, we believe the increase in overhead is not material and will be more than offset by the benefits the space will afford us.

With that I’ll open the call to questions….operator?

Question-and-Answer Session

Operator

Thank you. At this time, we’ll be conducting a question-and-answer session. [Operator Instructions] Our first question comes from the line of Marc Robins with Catalyst Research. Please proceed with your question.

Marc Robins

Hey, thank you very much. Looks like a very good quarter, congratulations. Just a quickie here, I guess I missed it. Did the move to the new space; did that occur in the last quarter, the second quarter or is that something that happened here July, August?

John Saunders

That was August 1st. So, this we’re conducting -- yes, we’re in our new office space right now.

Marc Robins

Okay. And that means that you probably don’t have a good feel as to the moving costs and all the rest of that. Do you have a guess as of yet? And wouldn’t you expect it also to be covered by the seasonality of the business?

John Saunders

I’ll let Dannette answer that.

Dannette Henning

Hi, Marc. We still have about $250,000 that we have paid but it’s not reflected in the Q2, that will be a capital expenditure and is disclosed in our Form 10-Q that will be filed later this morning. We do believe that in the future, we’ll be able cover those costs, and the rental costs as well.

Marc Robins

Let’s turn to the McDonald’s and sustainable process. Help me understand the politics that’s going on. Is this something that McDonald’s is doing to kind of a piece folks or do you feel that there is real impetus behind it and it will go on to a next stage or is it -- and I don’t mean to sound glib or nasty, but is it sound and fury, signifying not a whole lot?

John Saunders

Leann is right here as well, so I am going let her answer that question Marc.

Marc Robins

That’s very fair.

Leann Saunders

Good morning, Marc.

Marc Robins

Good morning.

Leann Saunders

No, McDonald’s is very committed to the sustainability processes and their supply chain. They don’t promote a lot of what they’re doing back in there supply, but a 100% of their fishplates today are Marine Stewardship Council certified. They have a huge initiative on the palm oil front from a procurement practices perspective. And so, beef, because there are couple of we will say where a burger company has been on the radar for a very long time. And they took the leadership position in the Global Roundtable for Sustainable Beef. They were one of the -- ones that stepped up that formed that roundtable and really have spent significant dollars in trying to make this real. And so, I think what we saw in the pilot projects in Canada and we’re also seeing that occur in the U.S. as well with some pilot projects that they’re going to start here is that they are very committed. And what they don’t want to do is come up with some sort of marketing campaign or marketing claim that’s not very meaningful. And so, they’re allowing these regional roundtables to have a stay and step up and really scientifically to look out what it means to make sure that we secure our natural resources globally for the future. And, I also do think it’s a pressure from consumers that it matters and people purchase products today as well, but they are committed to it. It’s not just something that they’re kind of in and out of.

John Saunders

And just to add to that, one of the very first conversations that we had with some of the folks at McDonald’s, it was very clear that one of their biggest concerns from a consumer and reputation standpoint was to not be criticized for what they call greenwashing. And as a result of that I think they’re very, very cautious in anything that they’re publicly saying. In fact, it is recently I think this week made some comments about the reduction of antibiotics, the use of antibiotic I think in poultry. So that that’s something that has probably been in the works for years before they would come out and make some statement like that.

Marc Robins

Okay. So, let me propose something, and I am not saying that -- I am certainly not saying McDonald’s would do this, and I am certainly not saying it’s even in the likelihood of probability. But what I want to do is I want to see if I understand this, I don’t want to kind of see if this is the trend that -- this is a kind of trend maybe the 1.5 point, not the second point of a line that it helps me understand where we’re going with this. And again, this is a proposal, so I don’t want people to go get crazy. Is this an opportunity -- could this be an opportunity where Where Food Comes From has a detail on every door that goes into McDonald’s similar to a Visa or a Master Card detail saying that we accept these cards here, that says this -- the beef products -- and you just take your phone and you look at your phone, and goes to a website and that says we have audited the approaches used by McDonald’s and it applies to the sustainability concepts of such and such. I mean, is that where we’re kind of going in theory?

Leann Saunders

So, it’s tough one to answer, Marc. I think, yes, our intention is to try to assess these global food brands with really making sure that what they say and what they do has the authenticity and the transparency that is required today with their consumer. And so, with the relationships we’re building, that’s really the role we hope to play for these global brands that are asking that of us.

John Saunders

The short answer to your question Marc is yes, that is exactly what we’re trying to accomplish. And we’ve had many, many conversations with many individuals at McDonald’s and many other companies suggesting that and promoting that. Back to our original conversation, after McDonald’s made it clear they didn’t want to be accused of greenwashing, the next question was, how big of company is Where Food Comes From. So, we always find ourselves in that. We little trend there [ph] and could, and we’re trying to accomplish that and to establish leverage in any possible way that we can to do that. But, I think what we always come back to is that our business around is exclusively focused on authenticity, not only what we’re doing but what our customers are doing. So, for us to be able to make that kind of a claim, there is a lot of verification that’s going to have to happen is the short order or the short answer. So, if we would love to have that with McDonald’s, we think that the future holds that but you got to have one bite at a time and that’s kind of where we’re doing our best to do that.

Marc Robins

Would you allow me one more question?

John Saunders

Sure. But just to follow up on that, we completed this pilot project with McDonald’s. And I think we had some doubts at the onset. I am sure they had doubts whether we were going to be able to accomplish what we talked about. And I’ll let Leann tell you how the gala went, but it was a huge success. And I would say that everybody that was there would say that Where Food Comes From that leads the critical component of that. And Leann, do you want to add to that? So, go ahead. You can ask another one, Marc.

Marc Robins

Leann, I would be kind of interested to hear the temper and temperament of the gala. But the other thing I’d like to know is how is McDonald’s using now this verification, the processes and so forth for their fish? I mean, is it something that they keep within or is it something that they’re -- that is kind of an asterisk to note to the fish burger kind of thing on the menu. I am just kind of curious, they’re doing it, have they taken next two or three or four steps? Thank you. And on that, I’ll get off the line here.

Leann Saunders

It’s a big question. So, the producer closing of the pilot event was very successful. I think I was surprised that how excited the producer community was. And I think there was a lot of press in Canada about other retailers that would make certain claims and not really get engaged back with those supply chains and trying to make things happen. So, the producer community was very excited about the opportunity to kind of directly work with McDonald’s on something that’s so impactful to their business in a way that they could really learn and grow and continuously improve sustainability practices. So, that was amazing, the closing event and the feedback that we received.

On your next question, they have been historically McDonald’s very cautious in marking a lot of what they. They have been -- and it’s unknown to many I think, especially in the millennial generation, which has been punishing them I think in the last three years that they were on the forefront of safety transitions and supply chains for the beef industry. And just like with the Marine Stewardship Council, they were transitional there, but they don’t talk a lot about it. I do think they’re recognizing the need to communicate more about what they do in the supply chain. And I do think we will start to see some changes there.

Marc Robins

Okay, very good. Thank you.

Leann Saunders

Yes, sir. I don’t know if -- just one quick add on to Marc, because it’s specifically relevant right now but anybody that’s watching the Olympics, I don’t know if you’ve seen the McDonald’s ad specifically tied to sustainability. I know that if you’re here in Canada, they are talking very regionally about the pilot programs and that’s the first time that they’ve done that. But we’re also able to see those commercials in the U.S.

Operator

Thank you. Our next question comes from the line of Terry Thompson, private investor. Please proceed with your question.

Terry Thompson, private investor

Good morning, John, Leann and Dannette. Congratulations on another great quarter. And I can’t wait to see the new digs there in the Castle Rock, it sounds beautiful. My question is concerning, I am excited to see the press release in meat and poultry on the Navajo Beef program where Where Food Comes From was mentioned specifically. I think that’s the first press release I’ve seen from third-party where you were mentioned. I was wondering if you are expecting that to become more of a common practice to raise the visibility of the Company.

John Saunders

Yes. We’ve actually had a few more than just that operation that’s included us in their press release. And one of our tactics that we’re using here to help facilitate that is to generate press release templates that our customers are able to use when they choose to, and to get that word out at different times. Just because I know you’re down there in New Mexico, Terry, New Mexico has been one state that we’ve worked through a lot of different potential opportunities. Obviously, the Navajo opportunity is something that we saw as great especially because we’re selling the product in the store on the reservation. We talked about that several years ago I think, or may year ago. But also -- and you probably know this because you’re in New Mexico, there is a pretty robust tourism campaign going on in New Mexico called True New Mexico or New Mexico True. You might know what it is Terry better than I do. We’ve been engaged with a Company called Labatt for a long time with Where Food Comes From. In fact, they’re the ones that are processing and delivering the Navajo beef program that has the New Mexico program that’s exclusively focused on producers and beef in New Mexico being sold in New Mexico.

And it’s been relatively fringe in the sense that most of the customers thus far have been like resorts and casinos and high-end. But just this summer and the spring, the governor has gotten involved with the program, and I’ve seen promotion all over as far as Chicago, New York and the airports where they’re really trying to drive that. Where Food Comes From has been selected as de facto verification Company that New Mexico True that’s the name, New Mexico True, sorry, is using to verify their products, which is not only beef, I think we’re also doing chili peppers from Hatch. So, the reason I go into so much detail is that one of our key -- a key opportunity that we see is promoting the local use of obviously beef, but other commodities within state-run organizations, almost each state, especially the ones that have a big tourism focus are really interested in promoting the use of local products when visitors come to town, so New Mexico, Colorado, Montana. We’ve had conversations with California as well. What we see our role as being the verification company, returning and giving confidence to consumers that are coming from these other places and going to New Mexico, confidence that the products they’re using are actually grown and raised in the New Mexico. So, it’s a little bit of a case study for us in the Mexico, but we’ve put a lot of effort into that. And we see the Navajo opportunity being something that’s really puling in the same direction. And so, we’re really excited about what that looks like. So hopefully, Terry, you’ll see more and more products that have Where Food Comes From on it and you’ll be able to purchase as the stores and restaurants in Albuquerque and other places.

Terry Thompson, private investor

Yes, there has been a quite a bit of talk here about a counterfeit green chilies been raised in Mexico and other places being marketed as Hatch grown in New Mexico green chilies. I am also curious on the press releases, is there any way when these are put out that the Where Food Comes From name could be linked to where it would stand out more in the story and where somebody could click on it and go right to your website, is that something that’s possible?

John Saunders

I would imagine yes and the person that’s in charge of that, I am sure is listening right now to what you just said. So, we’re on it.

Terry Thompson, private investor

Okay. One other thing, I missed the other news releases that had your name in it, is there any way that something could be sent out to stockholders when there is a release out, so we can link to it and be aware of it?

John Saunders

Again, we’re on it.

Terry Thompson, private investor

Okay. Well, that’s real good. And thank you so much, and congratulations.

John Saunders

Do you see how easy that was?

Terry Thompson, private investor

Pardon me.

John Saunders

I said do you see how easy that was.

Terry Thompson, private investor

Yes. Well, You usually end make things happen. That’s been pretty obviously for the last several years. Thank you much. And we will talk to you soon. I hope to get up to Colorado here before long and see your offices. Thank you again. And keep up the good work.

John Saunders

Thanks Terry.

Operator

Thank you. [Operator Instructions] Our next question comes from the line of Vipul Gondalia with MicroCapClub. Please proceed with your question.

Vipul Gondalia

There is lot of news around consumer awareness around food verification, and you’re market leader in this space. So, market leader really grows faster and higher than market. Now point that we view around 13 percentage, does it mean that market grew less than 13 percentage or does it mean market grew higher than 13 percentage, but there is somebody who is leading the growth?

John Saunders

I am sorry. I struggled with the last part of your question there. Could you repeat, just repeat that last part?

Vipul Gondalia

Sure. So, Where Food Comes From is the market leader in the space. Now, Where Food Comes From grew revenue at 13 percentage and I think verification revenue [technical difficulty] percentage growth, provided that market leader is…

John Saunders

Who are the other market leaders? I am sorry. So, I am not sure exactly what the question is.

Vipul Gondalia

So, can you just throw some light on how faster full market verification market is growing?

John Saunders

How fast is the verification market growing?

Vipul Gondalia

Yes.

John Saunders

Okay, very good. Well, I’ll answer that by saying it depends. We have certain segments which are growing much more quickly than others. And others for example are the non-hormone treated program for Europe has actually declined this year. So, our number one growing market today is non-GMO verification that that consumer trend we’re finding is one that’s going far beyond our typical commodities that we work with. I also believe that for a number of different reasons, partially the component of organic verification which is tied to the -- not including genetically modified food stuffs for animals is area that we see growing as well. So, again, it depends on the specifics of the market and the consumer trend. But those are the ones that we see growing right now.

Vipul Gondalia

So, related to non-GMO, do we have some kind of numbers like what percentage of our revenue comes from non-GMO?

John Saunders

At this point, it’s relatively difficult for me to say specifically. But, I would -- my guess would be less than 10%.

Operator

Thank you. Our next question comes from the line of Jon Angel, private investor. Please proceed with your question.

John Angel, private investor

I don’t know if you saw it, but in the recent weekend Wall Street Journal, they had a story about fish and how often they’re mislabelled and stuff like that in the food sector. If there is any place screaming out for the need of third-party verification, I think it would be fish and seafood. I know you’ve been very diligent about adding to your portfolio. Would you be able to give any color around fish and seafood?

John Saunders

Good to hear from you, Jon. I did not read that article, but I agree. I think we see the opportunity there just as clearly as you do. The development of that industry is what’s tricky but it’s also the -- it’s a challenge but it’s also the opportunity. There are some fairly well-established standards, one of which Leann was just talking about the Marine Stewardship Council. That standard I believe is over 20 years old, maybe even older, which is lifetime in this business.

So, in many ways, it’s a mature certification industry. But I think what’s really coming to life right now and probably where a lot of these articles are coming to are the potential holes and the potential gaps in those certifications, and really understanding whether those certifications are matching up with what consumers are looking for. So, what do I mean by that? What I mean by that is that the primary focus of those standards that one specifically was to reduce the illegal harvesting of fish and specifically endangered fish. So, it’s got a scale that says this is rare or this one is okay, you can eat this. The problem is that that doesn’t necessarily contain all of the components of verification that we see as being important and that is do you have identify preservation, do you know the source of origin, do you know the practices that went on with that fish throughout, not just weather, it’s a red snapper or not, but do you know where that red snapper came from and how it was produced and all the individuals that handled it.

So, what we’re finding is that there are opportunities in the certification market. But from our perspective and what we do which is track food and keep track of the processes and the systems that we’re put in place on that food, it’s a different thing. And that I don’t want to go into too much detail obviously because we put so much time into it. But if that helps at all, we’re looking at that market in a little bit different ways than most would be looking at it. And those articles I think that you’re referencing, again, are I’ve said it before, our business is not around whether you think it’s right to eat an endangered species or not, it’s weather you have trust that a third party verified the source of origin on that food and everything that you’re reading about it is truthful and accurate. So, based on what you’re saying John, I think it’s lending itself to our business. And as we look at the seafood market and how we’re going to plan that market, that’s really our focus. We’re looking for partners and opportunities where we can keep track of food and maintain that same authenticity that we do with the beef and the pork and the chicken that we are selling under the label.

John Angel, private investor

Okay. I would encourage you to look at the article, if you get a chance. A comment was that in a large study, they found that one in three fish were mislabeled. And, I mean most people kind of want to know what they’re getting and they want to pay for what they’re getting a fair price. But it seems to me like if you ever want a consumer to be screaming and forcing the industry to adapt to the third party that would be an industry that would get the consumer to demand that would be I guess represented properly, the fish and stuff because it looked to me like they’re charging a great premium for -- anyway, it was interesting article. If I would, we have a mutual friend in Castle that mentioned that he would not be able to be on the call. He had a question about in past calls, the non-GMO project and stuff was a major growth driver. And from the numbers coming from ICS, I would guess that remains the same. Can you give any color about the growth and specifically the non-GMO? And maybe how many brands, maybe they’re growing or the impact there, or of any -- any of the legislation because the GMO, legislation has been in the news quite a bit recently.

John Saunders

Yes. Honestly, we kept track of those numbers when we got started because it was manageable. Right now, we just physically can’t do it. We’ve got so many new brands, so many new customers coming in, that’s tough for us to keep up to date on that. What I will tell you is that we are talking to major food companies, major food companies that span many different types of products that are asking us those very same questions. And we’ve done a very good job; it’s taken us four years now working on this. But I think we’ve done a very good job establishing ourselves as the experts, especially in the animal derived space around non-GMO project verification and core more expanse of the new -- the project just the components of non-GMO verification. So, we don’t have specific numbers on the brands but it continues to amaze me the growth -- and the growth of ICS I think and the success of ICS has been pretty much focused on our ability to offer bundled audits with non-GMO and organic.

John Angel, private investor

Last question if I could, [indiscernible] recently you had done and announce and basically throw in and give you a shot out in a press release and stuff like that…

John Saunders

I think…

John Angel, private investor

Well, you had a lot of companies and similar caliber, but few have been as vocal and growing behind you like Dannon. Can you give any color of what it meant to your business to have somebody that’s not only nationally but worldwide recognized? Did that help, if you see an influx of interest, did that get anybody’s attention, if you could add any color to the Dannon announcement from a while back? And thank you. I’ll listen it offline, I appreciate it.

John Saunders

The short answer is yes. It’s very, very significant. I’ll tell you though that our Validus division has been fostering this relationship for years. And they’ve established a level of trust with Dannon and I think made it very easy for Dannon to say hey these guys do what they say they’re going to do. And so, again, and you know I am not going to say anything I shouldn’t or even wouldn’t say anything, you know me John. But the fact that they were willing to talk about us I think is what’s really -- what’s most powerful and if I were sitting in your shoe what would be critical aspect, that’s the same thing I talked about McDonald’s. So, it’s not that we got the business that with McDonald’s; it’s that we successfully completed the business with McDonald’s. And now, we see ourselves at a point where we can really use that as a foundation to work with both of those companies on a much broader level.

Operator

Thank you. Our next question comes from the line of Tom McGuire, [ph] private investor. Please proceed with your question.

Tom McGuire

Hey. Good morning and good call. As an investor, I see all the tailwinds and I think sometime over the next two, three, five years, you’re going to get a tipping point where revenues grow at a much faster clip than they are now, at least that’s what I expect and that’s I hope for. And now that you’re in the new facility, you got that under your belt. What else do you have to do to prepare for this to occur? And then also, knowing the costs occur usually before revenues, when do you start spending for this to happen?

John Saunders

Well, I’ll give you a good question, and we have seen the move to the office as a real critical aspect of our business strategy where we’re trying to go. But, we recently produced a video, and it was on our social medical site. I don’t know if you had a chance to see it or not, Tom. But to me it was the best representation of where we are as a Company and where we’re trying to go and to become that I think we had -- I am not sure the exact number, but I think it was like 10,000 views on that video. Now, that’s just one example of where I think we’re trying to position ourselves. I’ll get back to the real and nuts and bolts though Tom in the sense that we continue to see our opportunity to grow the verification business both organically and through M&A as our number one priority.

We continue to market our brand and our label, but we fit at, as you said, this industry, which has tailwinds that you guys are get bored listen to me talk about all the different tailwinds that we’ve got both here and aboard that we still have some knitting to do in the sense that there is a lot opportunities out there that are under the radar for a number of our competitors and a number of consumers and a number of our investors. So, we’re going to continue that path. So, I guess my point is believe me there is not a lot of idle time around here that we’re spending just kind of figure out what we’re going to do tomorrow. Everyday we’re expanding our capabilities; we’re looking new customers and new potentials for growth markets. I talked about one a little bit earlier, the Saudi Arabian market is --I think it’s about $50 million, $30 million to $50 million annually for the U.S. beef industry, but it’s very, very high priced product that’s just happened there in the last couple of weeks. So, we’re always doing a lot of stuff. And I think the move into the office is critical aspect of that. We haven’t had any real big high profile customers in yet, but we have some -- and I know there is some stuff this fall which will be going down that. So, we’ll be able to see those results pretty soon. But just those are the grindstones. Keep working.

Tom McGuire

Okay, good job to you and your team.

Operator

Thank you. Mr. Saunders, there are no further questions. I’d like to turn the floor back to you for final remarks.

John Saunders

Once again, I want to thank everybody for joining the call today. We’ll talk to you after the third quarter. Take care.

Operator

Thank you. This concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.